As filed with the Securities and Exchange Commission on June 13, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TETRA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2148293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
24955 Interstate 45 North The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

TETRA Technologies, Inc.
Third Amended and Restated 2018 Equity Incentive Plan
(Full title of the plan)

Alicia P. Boston
Sr Vice President, General Counsel and Chief Compliance Officer
24955 Interstate 45 North
The Woodlands, Texas 77380
(281) 367-1983

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

David Palmer Oelman
Alexandra M. Lewis
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by TETRA Technologies, Inc., a Delaware corporation (the “Registrant”) for the purpose of registering an additional 4,600,000 shares of common stock par value $0.01 per share (“Common Stock”) that may be issued under the TETRA Technologies Inc. Third Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares of Common Stock are in addition to the 5,200,000 shares of Common Stock registered for issuance under the Plan on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2023 (SEC File No. 333-272296), the 6,325,000 shares of Common Stock registered for issuance under the Plan on the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 26, 2021 (SEC File No. 333-256494) and the 6,365,000 shares of Common Stock for issuance under the Plan on the Registrant’s Registration Statement on Form S-8 filed on May 4, 2018 (SEC File No. 333-224679) (collectively, the “Prior Registration Statement”).
This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement related and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to Instruction E of Form S-8, except as set forth below, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference
The contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement.

Item 8.    Exhibits

Exhibit Number	Description
*5.1	Opinion of Vinson & Elkins L.L.P.
*23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to the Registration Statement).
*23.2	Consent of Grant Thornton LLP.
*24.1	Powers of Attorney (included on signature page).
*99.1	TETRA Technologies, Inc. Third Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on June 12, 2025 (SEC File No. 001-13455).
*107.1	Filing Fee Table

* Filed herewith.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on June 13, 2025.

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Brady M. Murphy
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the registrant hereby constitutes and appoints Brady M. Murphy, Alicia P. Boston and Kimberly M. O’Brien, and each of them severally, his or her lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself or she herself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name and Signature	Title	Date

/s/ Brady M. Murphy	President, Chief Executive Officer and Director	June 13, 2025
Brady M. Murphy	(Principal Executive Officer)

/s/ Elijio V. Serrano	Sr. Vice President and Chief Financial Officer	June 13, 2025
Elijio V. Serrano	(Principal Financial Officer and Principal Accounting Officer)

/s/ John F. Glick	Chairman of the Board of Directors and Director	June 13, 2025
John F. Glick

/s/ Thomas R. Bates, Jr.	Director	June 13, 2025
Thomas R. Bates, Jr.

/s/ Christian A. Garcia	Director	June 13, 2025
Christian A. Garcia

/s/ Angela D. John	Director	June 13, 2025
Angela D. John

/s/ Sharon B. McGee	Director	June 13, 2025
Sharon B. McGee

/s/ Julia A. Sloat	Director	June 13, 2025
Julia A. Sloat

/s/ Shawn D. Williams	Director	June 13, 2025
Shawn D. Williams